Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Third Quarter 2010 Financial Results of $1.1 Million,
Declares Dividend of $0.09 Per Share
NORTH ANDOVER, MA, — (MARKET WIRE) — October 20, 2010 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced third quarter 2010 net income of $1.1 million, or $0.25 per diluted common share, as compared to $1.3 million, or $0.30 per diluted common share, for the third quarter of 2009. Net income for the nine months ended September 30, 2010, totaled $4.3 million, or $0.95 per diluted share versus $3.0 million, or $0.66 per diluted share, for the same period of 2009. These quarterly results correspond to a return on average assets and average equity of 0.57% and 7.05% in the third quarter of 2010, respectively, as compared to 0.78% and 8.31% in the third quarter of 2009, respectively. The 2010 year-to-date results correspond to a return on average assets and average equity of 0.71% and 9.14%, respectively, as compared to 0.61% and 6.55% in 2009, respectively. On July 15, 2010, the Company entered into an Agreement and Plan of Merger with People’s United Financial, Inc. (NASDAQ-PBCT) (“People’s United”) providing for People’s United to acquire the Company in an all-cash transaction valued at $96 million, or $21.00 per share.
President and CEO Gerald T. Mulligan stated, “I am pleased to report earnings of $0.25 per diluted share for the third quarter of 2010. This is after transaction costs of $475,000 or $0.10 per share related to our pending acquisition by People’s United. Despite the challenges in the economy, we have been able to sustain our strong operating results and achieved core deposit growth of 4.1% since December 31, 2009.
“We are excited by the opportunities presented by our pending merger with People’s United. We look forward to offering our retail customers an expanded array of products and services and our commercial customers larger loan limits and other ancillary products.
“Our special shareholders meeting will be held on Wednesday, October 27, 2010, and we are optimistic that our shareholders will approve our pending acquisition by People’s United. After receipt of shareholder approval, the final hurdle to the completion of the transaction is receipt of regulatory approvals which we expect will be forthcoming this quarter. Investors are encouraged to read carefully our definitive proxy statement filed with the Securities and Exchange Commission on September 15, 2010, and all subsequently filed proxy solicitation materials.
“I am also pleased to announce the opening in early August of our new branch at 9 Jackson Street in Methuen, MA. The new location greatly enhances the customer experience with additional services and nearly doubles the space of our old location. We have seen an increase in accounts and overall activity and a positive response in the community.”
At September 30, 2010, assets totaled $780.4 million, a decrease of $36.2 million or 4.4% from December 31, 2009. The decline in total assets was a measured effort to reduce wholesale funding and brokered term deposits. The Company experienced modest loan growth of $2.6 million or 0.5% from December 31, 2009. This loan growth was funded by $65.0 million of maturities and regular amortization of collateralized mortgage obligations and mortgage-backed securities and sales of investments of $40.2 million.
At September 30, 2010, deposits totaled $475.1 million, a decrease of $17.7 million from December 31, 2009. River Bank’s focus on attracting and retaining core deposits produced favorable results in the first nine months of 2010. Core deposits, comprised of savings, money market, NOW and demand deposit accounts, increased by $10.3 million from December 31, 2009. Savings, NOW and demand deposit accounts increased $10.3 million, $4.3 million and $4.1 million, respectively, from December 31, 2009. This growth was partially offset by a decrease in money market accounts of $8.5 million from December 31, 2009. Certificates of deposit decreased $27.9 million from December 31, 2009, including matured brokered certificates of deposit of $14.4 million. Total borrowed funds decreased by $23.5 million or 9.1% from December 31, 2009 and totaled $235.6 million at September 30, 2010. During the first nine months of 2010, $28.0 million in long-term advances matured and the Company prepaid $5.0 million in long-term advances with a penalty of $149,000.
Gains on sales of investments totaled $688,000 and $2.1 million in the third quarter and first nine months of 2010, respectively, as compared to $572,000 and $1.0 million in the third quarter and first nine months of 2009, respectively.

The Company’s net interest margin increased to 2.83% for the nine months ended September 30, 2010, from 2.53% for the nine months ended September 30, 2009, while the third quarter of 2010 saw a net interest margin of 2.90%, an improvement of 31 basis points over the prior year’s comparative quarter. The margin improvement was partially caused by a shift in the mix of assets as higher yielding loans replaced maturing investments and lower cost deposits replaced higher-cost wholesale funding.
At September 30, 2010, non-performing loans totaled $4.3 million or 0.80% of total loans as compared to $6.0 million and 1.12%, respectively, as of December 31, 2009, and $6.1 million and 1.12%, respectively, as of June 30, 2010. Other real estate owned totaled $2.4 million as of September 30, 2010, and $0 at June 30, 2010. At September 30, 2010, one non-performing loan for $387,000 is protected by a guaranty by the SBA. The Company experienced further strains in its residential mortgage portfolio, with several additional loans past due as of September 30, 2010. Total loan delinquencies under 90 days at September 30, 2010 amounted to $3.9 million, as compared to $5.7 million at December 31, 2009 and $4.6 million as of June 30, 2010.
The allowance for loan losses in total and as a proportion of total loans as of September 30, 2010, equaled $7.1 million and 1.31%, respectively, as compared to $7.2 million and 1.34%, respectively, as of December 31, 2009. The Company recorded a provision for loan losses of $2.2 million in the first nine months of 2010 as compared to $1.1 million in the first nine months of 2009. The increase in the provision for loan losses in 2010 is due to the higher level of charge-offs. The Company recorded charge-offs of $1.2 million in the first nine months of 2010 on one commercial construction loan that is currently included in other real estate owned at September 30, 2010. Annualized net loan charge-offs as a percentage of average loans totaled 84 basis points for the quarter ended September 30, 2010, as compared to 13 basis points in the comparable period in 2009.
The Company also announced today a quarterly cash dividend of $0.09 per share to be paid on November 18, 2010, to shareholders of record as of November 4, 2010, if, as LSB expects, the merger closes after November 4, 2010. Under the terms of the merger agreement, in addition to the merger consideration of $21.00 per share, People's United has agreed to pay or cause to be paid any regular quarterly dividend declared but unpaid as of the closing date of the merger, with respect to each share of LSB common stock issued and outstanding on the record date for such dividend, and an amount per share of LSB common stock equal to the product of $0.001 multiplied by the number of days from but not including the record date for the most recent regular quarterly dividend declared and paid prior to the closing date of the merger through and including such closing date.
Press releases and SEC filings can be viewed on our website www.RiverBk.com under the “About Us” tab.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Forward-looking statements include, but are not limited to, statements concerning LSB Corporation’s belief, expectations or intentions concerning LSB Corporation’s future performance and the likelihood that the acquisition of LSB Corporation by People’s United Financial, Inc. (the “Acquisition”) will in fact occur in a timely manner. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations, competition, obtaining regulatory approvals related to the Acquisition in a timely fasion, obtaining the timely approval of LSB Corporation’s shareholders for the Acquisition, absence of a material adverse effect on LSB Corporation, satisfaction of other conditions to the Acquisition and timely closing of the Acquisition by both parties to the Acquisition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)
(Dollars in thousands, except per share data)

	Three months ended			Nine months ended
(For the periods ended)	09/30/10	06/30/10	09/30/09	09/30/10	09/30/09

Performance ratios (annualized):
Efficiency ratio	68.88%	58.38%	58.70%	62.53%	65.02%
Return on average assets	0.57%	0.80%	0.78%	0.71%	0.61%
Return on average stockholders equity	7.05%	10.26%	8.31%	9.14%	6.55%
Net interest margin	2.90%	2.90%	2.59%	2.83%	2.53%
Interest rate spread (int. bearing only)	2.66%	2.67%	2.26%	2.59%	2.19%
Dividends paid per share (not annualized)	$0.09	$0.09	$0.05	$0.25	$0.25

(At)		09/30/10	12/31/09	09/30/09

	“Well Capitalized” Minimums
Capital Ratios:
Stockholders’ equity to total assets	N/A	8.20%	7.41%	9.46%
RiverBank Tier 1 leverage ratio	5.0%	7.42%	6.85%	8.17%

Risk-Based Capital Ratio:
LSB Corporation Tier 1 risk-based	6.0%	10.48%	9.74%	12.64%
RiverBank Tier 1 risk-based	6.0%	10.23%	9.57%	11.54%
RiverBank total risk-based	10.0%	12.53%	11.84%	12.72%

Asset Quality:
Non-performing loans		$4,293	$6,003	$3,548
Non-performing assets		6,725	6,003	3,668
Delinquent loans past due 30-89 days		3,930	5,723	5,723
Net charge-offs (quarterly)		1,142	8	163

Allowance for loan losses as a percent of total loans		1.31%	1.34%	1.28%
Allowance as a percent of non-performing loans		164.80%	119.41%	187.03%
Non-performing loans as a percent of total loans		0.80%	1.12%	0.68%
Non-performing assets as a percent of total assets		0.86%	0.74%	0.45%
Net charge-offs to average loans (quarterly, annualized)		0.84%	0.01%	0.13%
Net charge-offs to average loans (year-to-date, annualized)		0.55%	0.10%	0.10%

Per Share Data:
Book value per share (excluding CPP)		$14.20	$13.43	$13.64
Tangible book value per share (excluding CPP)		$13.27	12.57	12.46

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	09/30/10	06/30/10	12/31/09	09/30/09

Retail loans	$164,144	$163,865	$159,101	$156,855
Corporate loans	375,106	378,648	377,518	361,587

Total loans	539,250	542,513	536,619	518,442

Allowance for loan losses	(7,075)	(7,467)	(7,168)	(6,636)

Investments available for sale	170,954	202,270	230,533	240,341
FHLB stock	11,825	11,825	11,825	11,825

Total investments	182,779	214,095	242,358	252,166

Federal funds sold	24,619	10,222	6,597	10,218
Other assets	40,779	37,554	38,192	32,763

Total assets	$780,352	$796,917	$816,598	$806,953

Core deposits	$262,683	$273,805	$252,389	$232,255
Retail term deposits	197,510	198,331	211,061	209,752
Brokered term deposits	14,950	20,411	29,344	29,344

Total deposits	475,143	492,547	492,794	471,351

Borrowed funds	235,577	236,098	259,082	254,815
Other liabilities	5,622	4,185	4,202	4,427

Total liabilities	716,342	732,830	756,078	730,593

Total stockholders’ equity	64,010	64,087	60,520	76,360

Total liabilities and stockholders’ equity	$780,352	$796,917	$816,598	$806,953

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
(For the periods ended)	09/30/10	06/30/10	09/30/09	09/30/10	09/30/09

Interest income	$9,786	$9,979	$10,268	$29,858	$30,400
Interest expense	4,226	4,374	5,226	13,458	16,058

Net interest income	5,560	5,605	5,042	16,400	14,342
Provision for loan losses	750	700	400	2,150	1,100

Net interest income after provision for loan losses	4,810	4,905	4,642	14,250	13,242
Gain on sales of investments	688	679	572	2,064	1,030
Prepayment penalty on FHLB advances	—	—	—	(149)	—
Other non-interest income	574	559	524	1,677	1,571
Salary & employee benefits expense	2,097	1,929	1,643	5,842	5,013
FDIC deposit insurance premium	201	200	262	612	1,022
Other non-interest expense	1,927	1,469	1,362	4,850	4,311

Total non-interest expense	4,225	3,598	3,267	11,304	10,346

Net income before income taxes	1,847	2,545	2,471	6,538	5,497
Income tax expense	708	946	910	2,254	1,911

Net income before preferred stock dividends and accretion	1,139	1,599	1,561	4,284	3,586
Preferred stock dividends and accretion	—	—	(215)	—	(588)

Net income available to common shareholders	$1,139	$1,599	$1,346	$4,284	$2,998

	Three months ended			Nine months ended
(For the periods ended)	09/30/10	06/30/10	09/30/09	09/30/10	09/30/09

Basic earnings per common share	$0.25	$0.35	$0.30	$0.95	$0.66
Diluted earnings per common share	$0.25	$0.35	$0.30	$0.95	$0.66
End of period common shares outstanding	4,506,686	4,506,686	4,499,936	4,506,686	4,499,936

Weighted average common shares outstanding:
Basic	4,506,686	4,506,686	4,495,356	4,506,686	4,479,316
Diluted	4,548,788	4,510,224	4,496,680	4,522,539	4,480,347